Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 8 to the Registration Statement (No. 333-176297) on Form S-1 of FusionStorm Global Inc. of the following reports appearing in the Prospectus, which is part of this Registration Statement:

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our report dated August 11, 2011 relating to our audits of the financial statements of FusionStorm Global Inc. as of December 31, 2010 and 2009, and for the year ended December 31, 2010 and the period from inception (November 19, 2009) to December 31, 2009,

•

our report dated August 11, 2011 relating to our audits of the consolidated financial statements of fusionstorm as of December 31, 2010 and 2009, and for each of the years in the three year period ended December 31, 2010,

•	our report dated June 20, 2011 relating to our audit of the consolidated financial statements of Global Technology Resources, Inc. and Subsidiary as of December 31, 2010 and the year then ended,

•

our report dated June 21, 2011 relating to our audits of the consolidated financial statements of Red River Computer Co., Inc. and Affiliate as of December 31, 2010 and 2009, and for each of the years in the three year period ended December 31, 2010.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Boston, MA

November 30, 2011